Exhibit 99.6

JOINDER AGREEMENT

Reference is made to (1) that certain Sponsor Share Letter entered into on October 10, 2019 between Lagniappe Ventures LLC, a Delaware limited liability company (“Lagniappe”), Tiberius Acquisition Corporation, a Delaware corporation (“Tiberius”), International General Insurance Holdings Limited, a company organized under the laws of the Dubai International Financial Center (“IGI Dubai”), Wasef Jabsheh and Argo Re Limited, to which International General Insurance Holdings Ltd., a Bermuda exempted company (“IGI”), became a party after the date thereof by executing and delivering a joinder thereto (the “Sponsor Share Letter”) and (2) that certain Share Transfer Letter entered into on March 16, 2020 by Lagniappe, IGI, and Wasef Jabsheh (the “Share Transfer Letter”).

WHEREAS, pursuant to the Sponsor Share Letter, Lagniappe agreed to transfer to Wasef Jabsheh 1,000,000 of its Tiberius founder shares (currently represented by 1,000,000 IGI common shares issued in exchange therefor in the Business Combination among Tiberius, IGI Dubai, IGI and the other parties thereto (the “Business Combination”));

WHEREAS, pursuant to the Share Transfer Letter, Lagniappe agreed to transfer to Wasef Jabsheh 131,148 of its Tiberius founder shares (currently represented by 131,148 IGI common shares issued in exchange therefor in the Business Combination) (and, together with the 1,000,000 Tiberius founder shares, the “Earnout Shares”);

WHEREAS, Wasef Jabsheh, for bona fide estate planning purposes, desires to transfer the Earnout Shares to W. Jabsheh Investment Co. Ltd., a British Virgin Islands company controlled by Mr. Jabsheh; and

WHEREAS, in accordance with Section 9 of the Sponsor Share Letter and Section 4 of the Share Transfer Letter, the parties to the Sponsor Share Letter and the Share Transfer Letter have consented to the transfer of the 1,131,148 Earnout Shares.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned hereby agree as follows:

1. By execution and delivery of this Agreement, W. Jabsheh Investment Co. Ltd. hereby agrees to be subject to, bound by and to perform each and all of the duties and obligations of Wasef Jabsheh contained in the Sponsor Share Letter and the Share Transfer Letter.

2. Capitalized terms used but not otherwise defined herein shall have the meaning set forth for such terms in the Sponsor Share Letter or the Share Transfer Letter, as applicable.

[Signature pages to follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of this 14th day of March, 2023.

W. JABSHEH INVESTMENT CO. LTD.

By:	/s/ Wasef Jabsheh
	Name:	Wasef Jabsheh
	Title:	Director